EXHIBIT 99.1

         ElkCorp Reports Second Quarter Fiscal 2006 Results;
                 Earnings per Share Exceeds Guidance;
    Sales Increase in All Core Platforms Over Previous Year Quarter

    DALLAS--(BUSINESS WIRE)--Jan. 20, 2006--ElkCorp (NYSE:ELK) announced today financial results for its second fiscal quarter 2006, ended December 31, 2005. Earnings from continuing operations for the second quarter were $11 million, or $0.54 per diluted share, exceeding the company's guidance of $0.50 to $0.53 per diluted share.

    Second Quarter Overview

    ElkCorp Consolidated

    -- ElkCorp recorded revenue of $228.9 million, an increase of 18% over the $194.1 million reported for the second quarter of fiscal 2005.

    -- Reported net income was $11.0 million, or $0.54 per diluted share, compared to $14.3 million, or $0.71 per diluted share reported for the second quarter of fiscal 2005.

    -- Second quarter results include $2.1 million, or $0.06 per diluted share for expensing of stock-based compensation compared to $1.1 million, or $0.03 per diluted share in the prior year quarter.

    Premium Roofing Products

    -- Revenue for Premium Roofing Products was $205.6 million, a 14% increase over the $179.8 million reported in the second quarter of fiscal 2005. The majority of the increase was due to sales from ElkCorp's recently acquired subsidiary RGM Products (RGM) and small improvements in both pricing and volume for Elk's existing roofing products.

    -- Operating income was $26.2 million, compared to $32.0 million for the second quarter of fiscal 2005.

    -- Operating margin for the quarter was 12.7% compared to 17.8 % for the same quarter last year, which was a record quarter for the company. The margin decline from the second quarter of fiscal 2005 was due to higher raw material and freight costs and significantly lower shipment volume into the Florida storm areas, which is a relatively higher margin market.

    -- Backlog remains strong and inventories are lower than seasonal norms in the Southwest due to the increased demand from the areas damaged by storms in 2005. Significant shipments into areas affected by Hurricane Wilma in the Southeast are expected to begin in the next quarter and to last at least through calendar year 2006.

    -- RGM, which was acquired on August 25, completed its first full quarter as a part of the Elk family of roofing products and contributed operating income of $652,000, or $0.02 per diluted share.

    Composite Building Products

    -- Sales for the second quarter were $8.7 million, well over double the $3.3 million reported in the same quarter of fiscal year 2005.

    -- The operating loss for the second quarter was $1.4 million compared to a loss of $3.2 million in the second quarter of fiscal 2005. The prior year quarter included an inventory writedown of $1.3 million for material not meeting current specifications.

    -- Increased volume and pricing in the quarter were partially offset by higher expenses associated with the start-up of the new composite facility, additional marketing costs in preparation for the upcoming decking season and higher polypropylene prices than in the prior year.

    -- While the product platform has not yet reached breakeven, results achieved in the month of December validated that profitability in this product platform should be attainable for the fourth fiscal quarter if sales momentum continues and raw material costs do not increase substantially.

    -- Elk's CrossTimbers decking and Railways offerings further penetrated the decking market and have received favorable feedback from customers.

    Specialty Fabrics

    -- Sales for the quarter were $12.3 million compared to $8.8 million in the same quarter last year.

    -- Operating income was $1.4 million in the second quarter compared to $648,000 for the prior year period.

    -- Operating margin improved to 11.1% compared to 7.4% recorded in the second quarter of fiscal 2005. This improvement was primarily attributed to increased volume, more favorable pricing and improved sales mix of higher margin products such as air filtration and carpet tile backing.

    -- Elk continues to penetrate the specialty fabrics market with the introduction of new VersaShield(R) flooring underlayment, a rolled-good, moisture barrier designed for ease of installation under carpet and carpet tiles. This product will be officially introduced at Surfaces 2006, an industry tradeshow in Las Vegas, February 1-3, 2006.

    Financial Condition

    At December 31, 2005, the contractual principal amount of ElkCorp's long-term debt, including $6.3 million of debt related to acquisitions, was $201.3 million. Net debt (contractual principal debt minus cash and short-term investments) was $134.2 million, and the net debt to capital ratio was 31.1%. Liquidity consisted of $67.1 million of cash, cash equivalents and short-term investments and $121.1 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $203.0 million included $1.7 million representing the net fair market value for two interest rate swap agreements.

    Business Outlook

    "We are pleased with the second quarter results and our ability to exceed guidance in light of continued high raw material and transportation costs in our roofing business," said Thomas Karol, chairman and chief executive officer of ElkCorp. "As we had anticipated, rising raw material costs outpaced our price increases in the quarter and created short-term margin erosion for this business. However, we believe that margins should return to a more normalized level in the near future as we begin to realize more of our announced price increases. Additionally, RGM continued to be a great asset to the company, contributing $0.02 per diluted share for the quarter. We are pleased with the excitement that the RGM products have generated in the market and we expect continued success as we roll these products out nationwide."
    Mr. Karol continued, "One of our most significant accomplishments in the quarter was the progress made in our composite building products business. We were able to almost triple quarterly sales from a year ago and improve sales 69% from the first quarter of fiscal 2006. Additionally, improvements in yield, operating performance, and effective use of regrind scrap have helped us to offset the increases in polypropylene pricing that occurred in the December quarter. We anticipate these improvements will be sustainable and should assist us in achieving profitability."
    "The improvements made in our decking line in the last year have given us an outstanding product line that has been well received by our customers and increased our presence in the decking industry. We experienced strong demand in the month of December as distributors began to build inventory for the upcoming decking season. The increased demand combined with the positive feedback we have received on the quality of our product, have validated our commitment to the success of this product line and its value in expanding Elk's presence in the building products industry. Additionally, the development of other composite building product applications is progressing well. We believe that in the next twelve months you will see some exciting products emerge from the composites business including an enhanced composite railing line. We remain confident that this product platform will achieve profitability in the fourth quarter of fiscal 2006."
    "We have completed the first half of fiscal 2006 on a positive note with continued strength in our roofing and specialty fabric technologies businesses, the successful acquisition and integration of RGM and progress toward achieving profitability in our composite building products platform. We expect this momentum to continue through the second half of the year."

    Earnings Outlook

    The Company expects earnings for the third quarter of fiscal 2006 to be in the range of $0.50 to $0.53 per diluted share, and remain in the range of $2.25 to $2.40 per diluted share for fiscal 2006. Raw material (primarily asphalt and polypropylene) and transportation costs, however, continue to be volatile and uncertain. We are attempting to recover these costs as well as increased operating expenses through price increases, but there is likely to be some lag resulting in margin erosion in the short term. Price increases have been announced for January 2006. Additionally, the fourth quarter results are expected to reflect a significant increase in profitability due to improved seasonal volume and pricing in all major product platforms.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast on January 20, 2006, at 11:00 a.m. ET to further discuss its earnings and operations for the second quarter fiscal 2006.
    Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the ElkCorp
Web site at www.elkcorp.com. A replay of the conference call will be available for 24 hours beginning at 1:00 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 4114200. The webcast replay also will be available on the investor relations section of Company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the third quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)




                               Three Months Ended   Six Months Ended
                                  December 31,        December 31,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Sales                          $228,949  $194,099  $444,806  $357,111
                               --------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 186,812   152,897   362,941   286,319
  Selling, general &
   administrative:               21,521    15,880    41,627    31,061
                               --------- --------- --------- ---------

Operating Income from
 Continuing Operations           20,616    25,322    40,238    39,731

  Interest expense, net           2,968     2,382     5,825     4,476
                               --------- --------- --------- ---------
Income from Continuing
 Operations
Before Income Taxes              17,648    22,940    34,413    35,255

Provision for income taxes        6,567     8,742    12,805    13,397
                               --------- --------- --------- ---------

Income from Continuing
 Operations                      11,081    14,198    21,608    21,858
Income (Loss) from Discontinued
 Operations, Net
                                    (66)      128       (66)     (723)
                               --------- --------- --------- ---------

Net Income                      $11,015   $14,326   $21,542   $21,135
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Basic
Continuing Operations             $0.54     $0.72     $1.07     $1.11
Discontinued Operations           (0.00)     0.01     (0.00)    (0.04)
                               --------- --------- --------- ---------
                                  $0.54     $0.73     $1.07     $1.07
                               ========= ========= ========= =========

Income (Loss) Per Common Share-
 Diluted
Continuing Operations             $0.54     $0.70     $1.05     $1.09
Discontinued Operations           (0.00)     0.01     (0.00)    (0.04)
                               --------- --------- --------- ---------
                                  $0.54     $0.71     $1.05     $1.05
                               ========= ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          20,270    19,697    20,227    19,684
                               ========= ========= ========= =========

  Diluted                        20,595    20,154    20,586    20,035
                               ========= ========= ========= =========


                                                   Twelve Months Ended
                                                      December 31,
                                                     2005      2004
                                                   --------- ---------

Sales                                              $849,414  $643,092
                                                   --------- ---------

Costs and Expenses:
  Cost of sales                                     690,547   517,358
  Selling, general & administrative:                 80,512    62,076
                                                   --------- ---------

Operating Income from Continuing Operations          78,355    63,658

  Interest expense, net                              11,714     7,073
                                                   --------- ---------
Income from Continuing Operations
Before Income Taxes                                  66,641    56,585

Provision for income taxes                           24,195    21,174
                                                   --------- ---------

Income from Continuing Operations                    42,446    35,411
Income (Loss) from Discontinued Operations, Net
                                                      4,828    (2,064)
                                                   --------- ---------

Net Income                                          $47,274   $33,347
                                                   ========= =========

Income (Loss) Per Common Share-Basic
Continuing Operations                                 $2.12     $1.80
Discontinued Operations                                0.24     (0.10)
                                                   --------- ---------
                                                      $2.36     $1.70
                                                   ========= =========

Income (Loss) Per Common Share-Diluted
Continuing Operations                                 $2.07     $1.77
Discontinued Operations                                0.23     (0.10)
                                                   --------- ---------
                                                      $2.30     $1.67
                                                   ========= =========

Average Common Shares Outstanding
  Basic                                              20,060    19,668
                                                   ========= =========

  Diluted                                            20,530    20,010
                                                   ========= =========


Financial Information by Company Segments
($ in thousands)

                               Three Months Ended   Six Months Ended
                                  December 31,        December 31,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Sales
   Premium Roofing Products    $205,642  $179,823  $400,359  $327,416

   Composite Building Products    8,678     3,259    13,758     6,242

   Specialty Fabrics
    Technologies                 12,336     8,791    26,080    18,794

   Surface Finishes               2,293     2,226     4,609     4,659
                               --------- --------- --------- ---------
                               $228,949  $194,099  $444,806  $357,111
                               ========= ========= ========= =========

Operating Profit (Loss)
   Premium Roofing Products     $26,160   $32,034   $53,719   $49,813

   Composite Building Products   (1,398)   (3,183)   (5,518)   (3,900)

   Specialty Fabrics
    Technologies                  1,373       648     2,883     1,346

   Surface Finishes                 171      (184)      444       143

   Corporate & Eliminations      (5,690)   (3,993)  (11,290)   (7,671)
                               --------- --------- --------- ---------
                                $20,616   $25,322   $40,238   $39,731
                               ========= ========= ========= =========


                                                   Twelve Months Ended
                                                      December 31,
                                                     2005      2004
                                                   --------- ---------

Sales
   Premium Roofing Products                        $766,577  $586,026

   Composite Building Products                       26,941    12,623

   Specialty Fabrics Technologies                    46,737    35,096

   Surface Finishes                                   9,159     9,347
                                                   --------- ---------
                                                   $849,414  $643,092
                                                   ========= =========

Operating Profit (Loss)
   Premium Roofing Products                        $108,138   $79,651

   Composite Building Products                      (13,440)   (4,042)

   Specialty Fabrics Technologies                     3,620     1,520

   Surface Finishes                                     445       665

   Corporate & Eliminations                         (20,408)  (14,136)
                                                   --------- ---------
                                                    $78,355   $63,658
                                                   ========= =========


Condensed Balance Sheet
($ in thousands)

                                                      December 31,
Assets                                               2005      2004
-------------------------------------              --------- ---------

Cash and cash equivalents                            $5,385    $6,283
Short-term investments                               61,700    34,060
Receivables, net                                    137,725   136,646
Inventories                                          89,804    67,284
Deferred income taxes                                 8,287     4,894
Prepaid expenses and other                            8,035     8,606
Discontinued operations                               2,606    10,482
                                                   --------- ---------

      Total Current Assets                          313,542   268,255

Property, plant and equipment, net                  295,556   280,763
Other assets                                         29,704     8,041
Discontinued operations - noncurrent                  2,251     3,451
                                                   --------- ---------

      Total Assets                                 $641,053  $560,510
                                                   ========= =========



                                                      December 31,
Liabilities and Shareholders' Equity                 2005      2004
-------------------------------------              --------- ---------

Accounts payable and accrued liabilities            $86,270   $75,250
Discontinued operations                                 881     1,321
Current maturities on long-term debt                    971         0
                                                   --------- ---------

      Total Current Liabilities                      88,122    76,571

Long-term debt, net                                 202,985   199,094
Deferred income taxes                                53,150    48,654
Shareholders' equity                                296,796   236,191
                                                   --------- ---------

      Total Liabilities and Shareholders' Equity   $641,053  $560,510
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)
                                                    Six Months Ended
                                                      December 31,
                                                     2005      2004
                                                   --------- ---------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                   $21,608   $21,858
Adjustments to income from continuing operations
     Depreciation and amortization                   12,766    11,457
     Deferred income taxes                             (842)    5,508
     Stock-based compensation                         4,040     1,399
     Changes in assets and liabilities:
         Trade receivables                           16,911   (26,832)
         Inventories                                (11,428)   (5,155)
         Prepaid expenses and other                     517       (85)
         Accounts payable and accrued liabilities   (14,904)   14,029
                                                   --------- ---------

Net cash from continuing operating activities        28,668    22,179
Net cash from discontinued operations                   (68)    1,628
                                                   --------- ---------

Net cash from operating activities                   28,600    23,807
                                                   --------- ---------

Investing Activities
     Additions to property, plant and equipment      (9,538)  (21,181)
     Short-term investments, net                      7,460   (34,060)
     Acquisition of business                        (24,285)        0
     Other, net                                      (1,974)     (872)
                                                   --------- ---------

Net cash from investing activities                  (28,337)  (56,113)
                                                   --------- ---------

Financing Activities
     Proceeds from sale of Senior Notes                   0    50,000
     Long-term payments on Revolving Credit
     Facility, net                                        0   (10,300)
     Payments on other borrowings                    (4,542)        0
     Dividends on common stock                       (2,044)   (1,995)
     Purchases of common stock                       (1,444)     (587)
     Exercises of stock options                       3,891     1,198
                                                   --------- ---------

Net cash from financing activities                   (4,139)   38,316
                                                   --------- ---------

Net Increase in Cash and Cash Equivalents            (3,876)    6,010

Cash and Cash Equivalents at Beginning of Year        9,261       273
                                                   --------- ---------

Cash and Cash Equivalents at End of Period           $5,385    $6,283
                                                   ========= =========

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472